Exhibit 21.1

SUBSIDIARIES OF FMSA HOLDINGS INC.

Name	Jurisdiction
Fairmount Santrol Inc.	Delaware
Technisand, Inc.	Delaware
Wisconsin Industrial Sand Company, LLC	Delaware
Wedron Silica Company	Ohio
FML Sand, LLC	Ohio